EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Ping Identity Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of registration fee
Equity	Common stock, par value $0.001 per share	Other	5,000,000	$15.73	$78,650,000.00	0.0000927	$7,290.86
Total Offering Amounts					$78,650,000.00		$7,290.86
Total Fee Offsets							—
Net Fee Due							$7,290.86

(1)	This Registration Statement covers 5,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), that are available for issuance under the Ping Identity Holding Corp. 2022 Employee Stock Purchase Plan (the “2022 ESPP”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which may become issuable under the ESPP by reason of any stock dividend, stock split, recapitalization or other similar transaction affecting the Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price per share and aggregate offering price are based on eighty-five percent (85%) of $18.50, which is the average of the high and low price of a share of the Common Stock on May 18, 2022 as reported on the New York Stock Exchange. Pursuant to the 2022 ESPP, the purchase price of the shares of the Common Stock available for issuance under the 2022 ESPP is 85% of the lower of the fair market value of a share of Common Stock on the first trading day of the offering period or on the last trading day of the offering period.